EXHIBIT  5.1



                                                         August  28,  2001


Kids  Stuff,  Inc.
7835  Freedom  Avenue,  N.W.North
Canton,  Ohio  44720

    RE:   Kidsstuff,  Inc.  (the  "Corporation")
          Registration Statement on Form SB-2 (the "Registration Statement")


Ladies  and  Gentlemen:

We have acted as counsel to the Corporation in connection with the preparation of the Registration Statement file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), relating to the proposed public offering of up to 15,700,000 shares of the Corporation's common stock, par value $.001 per share (the "Common Stock")

We are furnishing this opinion to you in connection with Item 601 (b) (5) of Regulation S-B promulgated under the 1933 Act for filing as Exhibit 5.1 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporations Articles of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and shareholders. We have also examined other documents. Certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this questions.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by the selling shareholders in the manner described in the Registration Statement (including the Exhibits thereto) and the Prospectus relating thereto, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                        Very  truly  yours,

                                   /s/  Butler  Gonzalez  LLP